Exhibit 77D

Royce Capital Fund

        On June 7, 2007, The Board of Trustees of Royce Capital Fund voted to:

1.

eliminate, subject to shareholder approval, the fundamental investment restriction of each of Royce Capital Fund - Micro-Cap Portfolio and Small-Cap Portfolio limiting each Fund's investment in the securities of foreign issuers to no more than 10% of each Fund's respective total assets, and upon shareholder approval of the elimination of the previously described fundamental investment restriction, approve a non-fundamental investment policy for each Fund limiting each Fund's investments in foreign securities to no more than 25% of its net assets; and

2.

eliminate, subject to shareholder approval, the fundamental investment restriction of each of Royce Capital Fund - Micro-Cap Portfolio and Small-Cap Portfolio prohibiting investment in restricted securities, and upon shareholder approval of the elimination of the previously described fundamental investment restriction, approve a non-fundamental investment policy for each Fund limiting each Fund's investment in restricted securities to no more than 15% of its net assets.